                                    Exhibit 4

                                 Specimen Policy

                 NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION
                            (A Delaware Corporation)
                                51 Madison Avenue
                               New York, NY 10010

The Corporation New York Life Insurance and Annuity Corporation will pay the benefits of this policy in accordance with its provisions. The pages which follow are also a part of this policy.

Annuity Benefit On the Annuity Commencement Date, the Accumulation Value will be applied to provide a monthly Income Payment, as stated in the Annuity Benefit section. Benefits provided by this policy, when based on the investment experience of the Separate Account, are variable and are not guaranteed as to amount.

10 DAY RIGHT TO EXAMINE THE POLICY Please examine your policy. Within 10 days after delivery, you may return it to the Corporation or to the Registered representative through whom it was purchased, with a written request for a full refund of premium. Upon receipt of this request, the policy will be void from the start, and a full premium refund will be made.

Payment of Premiums At any time before the Annuity Commencement Date, and during the lifetime of the Annuitant and policy Owner, premiums may be paid at any interval or by any method we make available. The initial Premium Payment, as stated in the Application for this policy, is shown on the Policy Data Page.

Report to Owner At least once each policy year New York Life Insurance and Annuity Corporation will provide a report in connection with this policy. The report will tell the Owner how much Accumulation Value there is as of the end of the reporting period. It will also give the Owner any other facts required by state law or regulations.

This policy is executed as of the Issue Date shown on the Policy Data Page.



                                                        /s/Lee M. Gammill, Jr.
                                                        -----------------------
                                                                     President


                                                             /s/George J. Trapp
                                                             -------------------
                                                                     Secretary


Flexible Premium Deferred Variable Annuity

Monthly Income Payments Begin on the Annuity Commencement Date.
Premiums May be Paid During the Annuitant's Lifetime.
Benefits Based on the Performance of the Separate Account are Variable and are not Guaranteed as to Dollar Amount.
Policy is Non-Participating.

                 New York Life Insurance and Annuity Corporation
                       51 Madison Avenue - New York 10010
                                   POLICY DATA

ANNUITANT                  --       JOHN DOE                           AGE:  55                  MALE
POLICY NUMBER              --       00 000 000
POLICY DATE                --       JANUARY 1, 1995
OWNER                      --       THE ANNUITANT


ALLOCATION ALTERNATIVES:
CAPITAL APPRECIATION                          BOND
GROWTH EQUITY                                        GOVERNMENT
INDEXED EQUITY                                       CASH MANAGEMENT
TOTAL RETURN                                  FIXED

INITIAL PREMIUM PAYMENT:                             $10,000
INITIAL PREMIUM PAYMENT DATE:                               JANUARY 1, 2025
MINIMUM AMOUNT OF A PREMIUM PAYMENT THAT
CAN BE ALLOCATED TO AN ALLOCATION ALTERNATIVE:       $25

PLANNED ADDITIONAL PREMIUMS
PREMIUM AMOUNT                                $500 - Monthly
MINIMUM ADDITIONAL PREMIUM PAYMENT:           $500
ANNUITY COMMENCEMENT DATE:                    JANUARY 1, 1995

SURRENDER CHARGE SCHEDULE:

PURCHASE YEAR       PERCENTAGE          PURCHASE YEAR       PERCENTAGE

     1                  7%                  5                   5%
     2                  7%                  6                   4%
     3                  7%                  7                   0%
     4                  6%

FIXED ACCOUNT MINIMUM GUARANTEED INTEREST RATE:                         3%

MINIMUM WITHDRAWAL AMOUNT:                                                 $500

MINIMUM TRANSFER AMOUNT FROM FIXED ACCOUNT:                         $500
MINIMUM TRANSFER AMOUNT FROM INVESTMENT DIVISIONS:                  $500

MINIMUM BALANCE THAT MUST BE MAINTAINED IN AN
ALLOCATION ALTERNATIVE AFTER A TRANSFER IS MADE:                    $500

MAXIMUM CHARGE FOR EACH TRANSFER MADE TO OR FROM AN
ALLOCATION ALTERNATIVE AFTER THE FIRST TWELVE (12) IN A POLICY YEAR:        $30

THE SUM OF ALL TRANSFERS FROM THE FIXED ACCOUNT IN A POLICY YEAR MAY NOT BE GREATER THAN 20% OF THE ACCUMULATION VALUE IN THE FIXED ACCOUNT, AS OF THE BEGINNING OF THE POLICY YEAR.

POLICY SERVICE CHARGE: THE LESSER OF $30 OR 2% OF THE ACCUMULATION VALUE WHICH MAY BE DEDUCTED ON THE POLICY ANNIVERSARY AND ON THE DATE THE POLICY IS SURRENDERED. HOWEVER, IF THE ACCUMULATION VALUE ON THE POLICY ANNIVERSARY OR ON THE DATE OF SURRENDER IS $20,000 OR GREATER, THIS FEE IS WAIVED.

DATE OF ISSUE: JANUARY 5, 1995

995-190

                                    WE & YOU

In this policy, the words "we", "our", or "us" refer to New York Life Insurance and Annuity Corporation, and the words "you" or "your" refer to the Owner of this policy. When you write to us, please include the policy number, your full name and your current address.



                                    CONTENTS

              SECTION                                             TITLE                         PAGE
              -------                                             -----                         ----
                                                            POLICY DATA                         2

                                                            DEFINITIONS                         4, 5

              ONE                                       ANNUITY BENEFIT                         6

              TWO                     INCOME PAYMENT OF POLICY PROCEEDS                         6, 7

              THREE                       ANNUITANT, OWNER, BENEFICIARY                         7, 8

              FOUR                                     PREMIUM PAYMENTS                         9

              FIVE                                   ACCUMULATION VALUE                         9

              SIX                                    SURRENDER CHARGES,
                                          DISTRIBUTIONS AND WITHDRAWALS                         10

              SEVEN                                    SEPARATE ACCOUNT                         11, 12, 13

              EIGHT                                       FIXED ACCOUNT                         13

              NINE                                   GENERAL PROVISIONS                         13, 14

                                                              RIDERS OR                         Attached
                                                           ENDORSEMENTS                         to the
                                                               (IF ANY)                         Policy.

                                                            APPLICATION                         Attached
                                                                                                to the
                                                                                                Policy.

  Note: This is a legal contract between the policy Owner and the Corporation.

               PLEASE READ THIS POLICY CAREFULLY FOR FULL DETAILS.

995-190

                                   DEFINITIONS

ACCUMULATION UNIT: An accounting unit used to calculate the Variable Accumulation Value prior to the Annuity Commencement Date. Each Investment Division of the Separate Account has a distinct Accumulation Unit value. The value of an Accumulation Unit in each Investment Division was established at $10, except for the Cash Management Investment Division where it was established at $1, as of the date operations began for each Investment Division.

ACCUMULATION VALUE: The Variable Accumulation Value, if any, plus the Fixed Accumulation Value, if any, of an account for any Valuation Period.

AGE:  Age on the nearest birthday.

ALLOCATION ALTERNATIVES: The Investment Divisions of the Separate Account and the Fixed Account constitute the Allocation Alternatives.

ANNUITANT: The person named on the Application and whose life span determines the Income Payments, and upon whose death prior to the Annuity Commencement Date benefits under the Policy may be paid.

ANNUITY COMMENCEMENT DATE: The date on which the first Income Payment under this policy is to be made.

BENEFICIARY: The person or entity having the right to receive the death benefit set forth in this policy and who is the "designated Beneficiary" for purposes of
Section 72(s) of the Internal Revenue Code in the event of the Owner's or Annuitant's death.

BUSINESS DAY: Any day on which the New York Stock Exchange is open for trading, except for: (a) days on which changes in the value of the Eligible Portfolios' portfolio securities will not materially affect the Accumulation Unit values, and (b) the Friday after Thanksgiving and Christmas Eve.

CORPORATION: ("NYLIAC, We, Us, Our") New York Life Insurance and Annuity Corporation, which is a wholly-owned Delaware subsidiary of New York Life Insurance Company.

ELIGIBLE PORTFOLIOS ("PORTFOLIOS") The available mutual fund Portfolios of the New York Life MFA Series Fund, Inc. The New York Life MFA Series Fund, Inc. Portfolios available for investment by the Investment Divisions of the Separate Account, are shown on the Policy Data Page.

FIXED ACCOUNT: Assets in the Fixed Account are not part of the Separate Account of New York Life Insurance and Annuity Corporation. The Accumulation Value of the Fixed Account is supported by assets in the General Account of the Corporation, which are subject to the claims of its general creditors.

FIXED ACCUMULATION VALUE: The sum of Premium Payments and transfers allocated to the Fixed Account, plus interest credited on those Premium Payments and transfers, less transfers and any Partial Withdrawals from the Fixed Account, and less any Surrender Charges and Service Charges that may have already been assessed from the Fixed Account.

FUND: New York Life MFA Series Fund, Inc., a diversified, open-end management investment company registered under the Investment Company Act of 1940.

GENERAL ACCOUNT: Includes all of NYLIAC's assets except those assets specifically allocated to the Separate Account.

995-190

INCOME PAYMENTS: Payments made by NYLIAC to the Payee, generally after the Annuity Commencement Date.

INVESTMENT DIVISION ("DIVISION"): A division of the Separate Account. Each Investment Division invests exclusively in shares of a specified Eligible Portfolio.

ISSUE DATE:  The date the policy is executed.

OWNER: ("You, Your") The person or entity designated as the owner in the Policy (or surviving spouse of the Owner who is named as Beneficiary, and who becomes the new Owner), or as subsequently changed, and upon whose death prior to the Annuity Commencement Date benefits under the Policy may be paid. Generally, NYLIAC will not issue a Policy to joint owners. However, if NYLIAC makes an exception and issues a jointly owned policy, ownership rights and privileges under the Policy must be exercised jointly and benefits under the Policy will be paid upon the death of any joint owner.

PARTIAL WITHDRAWAL: Any part of the Accumulation Value paid to you, at your request, in accordance with the terms of the Policy.

PAYEE:  A recipient of payments under the policy.

POLICY ANNIVERSARY: An anniversary of the Policy Date displayed on the Policy Data Page.

POLICY DATA PAGE:  Page (2) of the policy, containing the policy specifications.

POLICY DATE: The date from which Policy Years, quarters, months, and anniversaries are measured. It is shown on the Policy Data Page.

POLICY YEAR: A year commencing on the Policy Date. Subsequent Policy Years begin on each Policy Anniversary unless otherwise indicated.

PREMIUM PAYMENT: An amount paid to the Corporation as consideration for the benefits provided by the Policy.

PURCHASE DATE: The Business Day on which a Premium Payment is received by us and credited under the policy.

PURCHASE YEAR: A year as measured from the Purchase Date of the initial Premium Payment or from the Purchase Date of any additional Premium Payments made.

RESET ANNIVERSARY: The Anniversary occurring every three (3) years on the Policy Date until either the policy Owner or the Annuitant, if they are different, is equal to or older than age 85.

RESET VALUE: The value which is calculated on the Reset Anniversary is based on a comparison between (a) the current Reset Anniversary's Accumulation Value, and
(b) the prior Reset Anniversary's value, plus any premiums since the prior Reset Anniversary date, less any partial withdrawals, surrender charges on those withdrawals, and any rider premiums since the last Reset Anniversary date. The greater of the compared values will be the new Reset Value.

SEPARATE ACCOUNT: A Separate Account established by the Corporation into which assets are placed for the purchasers of this class of policy.

SURRENDER CHARGE: An amount charged by the Corporation during the first six (6) Purchase Years after any Premium Payment is made, when a Partial Withdrawal of the Accumulation Value is made or when the policy is surrendered for its Accumulation Value.

995-190

VALUATION PERIOD: The period from the close of the immediately preceding Business Day to the close of the current Business Day.

VARIABLE ACCUMULATION VALUE: The sum of the products of the current Accumulation Unit value(s) for each of the Investment Divisions multiplied by the number of Accumulation Units held in the respective Investment Division.

                          SECTION ONE - ANNUITY BENEFIT

      1.1   When Will Income Payments Begin?

            We will apply the Accumulation Value of the policy to the applicable Income Payment Option and make Income Payments to you each month beginning on the Annuity Commencement Date shown on the Policy Data Page. These payments will be made in accordance with the Income Payment of Policy Proceeds section of this policy. Income Payments will begin if you and the Annuitant, if you are not the Annuitant, are alive and if this policy is in force on that date.

      1.2  May The Annuity Commencement Date Be Deferred?

           Yes. If we agree, you may have the Annuity Commencement Date shown on the Policy Data page deferred. You must notify us in writing of your wish to defer at least one month before the Annuity Commencement Date.

                    SECTION TWO - INCOME PAYMENT OF POLICY PROCEEDS

      2.1  How Are Income Payments Made?

           If you and the Annuitant, if you are not the Annuitant, are alive, and this policy is in force on the Annuity Commencement Date, we will make Income Payments under the Life Income Payment Option. If the Accumulation Value of the policy is less than $2,000 on the Annuity Commencement Date, we will make payment in a single sum.

      2.2  How Are Payments Made Under The Life Income Payment Option?

           We will make equal payments each month during the lifetime of the Annuitant. Once Life Income Payments start, they do not change and are guaranteed for 10 years, even if the Annuitant dies sooner. We may require that the Payee submit proof of the Annuitant's survivorship as a condition for future Income Payments.

      2.3  How Are Life Income Payment Amounts Determined?

           Life Income Payments are based on the annuity premium rate in effect when the first Income Payment is due, but will not be less than the corresponding minimum amount shown in the Life Income Payment Option table. These minimum amounts are based on the 1983 Table a with Projection Scale G, and with interest compounded annually at 3%.

           When asked, we will state in writing what the minimum amount of each monthly Income Payment would be under this provision. It is based on the sex and adjusted Age of the Annuitant. To find the adjusted Age in the year the first Income Payment is due, we increase or decrease the Annuitant's Age at that time, according to the following table:


      995-190

1996 &   1997-2005   2006-2015   2016-2025   2026-2035   2036 &
earlier                                                    later
--------------------------------------------------------------------------------
+2         +1             0          -1         -2      -3

                        LIFE INCOME PAYMENT OPTION TABLE
                            (Minimum Monthly Payment
                 Guaranteed for 10 years for $1,000 of Proceeds)
--------------------------------------------------------------------------------

       Adjusted
         Age                Male                 Female
         60                 4.46                  4.03
         61                 4.55                  4.11
         62                 4.66                  4.19
         63                 4.76                  4.27
         64                 4.87                  4.37
         65                 4.99                  4.46
         66                 5.11                  4.57
         67                 5.24                  4.67
         68                 5.38                  4.79
         69                 5.52                  4.91
         70                 5.66                  5.04
         71                 5.81                  5.18
         72                 5.96                  5.32
         73                 6.12                  5.47
         74                 6.28                  5.63
         75                 6.45                  5.79
         76                 6.61                  5.96
         77                 6.78                  6.14
         78                 6.96                  6.32
         79                 7.13                  6.51
         80                 7.30                  6.70
         81                 7.46                  6.89
         82                 7.63                  7.07
         83                 7.78                  7.26
         84                 7.93                  7.44
         85+                8.07                  7.62

2.4        Are There Any Other Methods Of Income Payment?

           You may elect to have the Accumulation Value paid to you in a single sum or, if we agree, the proceeds may be placed under some other Income Payment Option.

2.5        When Are State Premium Taxes Deducted From Your Policy?

           When any amount is placed under an Income Payment option on the Annuity Commencement Date, we may deduct from that amount any state premium tax that we are, or were, required to pay. We may also deduct any state premium tax that we are, or were, required to pay when the policy is surrendered for its Accumulation Value.

                  SECTION THREE - ANNUITANT, OWNER, BENEFICIARY

3.1        What Are The Rights Of Ownership Of This Policy?

           As the Owner, you have the right to change the Beneficiary or the Owner of this policy. These rights are nonforfeitable and also include the right to receive Income Payments or to name a Payee to receive these Income Payments.

3.2        May The Owner Be Different Than The Annuitant?

           Yes, but unless it is indicated on the Policy Data page, or unless ownership is subsequently changed, you are both the Annuitant and Owner of this policy.

3.3        How Do You Change The Owner Of The Policy?

           You may change the Owner of this policy, from yourself to a new Owner, in a notice you sign which gives us the facts that we need. This change will take effect as of the date we receive your signed notice, subject to any payment we made or action we took before recording the change. When this change takes effect, all rights of ownership in this policy will pass to the new Owner. Changing the Owner does not change the Beneficiary or the Annuitant.

3.4        May More Than One Beneficiary Be Named?

           Yes. You may name more than one Beneficiary on the application. Multiple Beneficiaries may be classified as first, second, and so on. If two or more Beneficiaries are named in a class, their shares in any amount payable may be stated. Any amount payable to a Beneficiary will be applied to any first Beneficiaries who survive you. If no first Beneficiaries survive, payment will be made to any surviving in the second class, and so on. Those who survive in the same class have an equal

995-190
      share in any amount payable, unless the shares are stated otherwise. No amount will be payable to a Beneficiary if you die after the end of an Income Payment period under any payment option.

3.5   May You Change A Beneficiary?

      You may change a Beneficiary, during the lifetime of the Annuitant or Owner, if you are not the Annuitant, in a signed notice that is satisfactory to us. When we record a change, it will take effect as of the date we receive your signed notice, subject to any payment we made or action we took before recording the change.

3.6   What Happens If The Annuitant Dies Before The Annuity Commencement Date?

      When we have proof that the Annuitant has died before the Annuity Commencement Date, we will pay to the Beneficiary an amount equal to the greater of:

                  a)       the Accumulation Value of this policy, or

                  b) the sum of all Premium Payments paid for this policy, less the amount of any Partial Withdrawals and any Surrender Charges assessed, less any rider premiums, or

                  c) the Reset Value on the last Reset Anniversary of the policy, plus, since the last Reset Anniversary, any Premium Payments less any Partial Withdrawals and any Surrender Charges assessed on those Withdrawals, less any rider premiums since the last Reset Anniversary.

      Payment will be made in a single sum, or in accordance with the Beneficiary's election as provided for below. The Accumulation Value will be calculated as of the date we receive, at our Home Office, due proof of death and all requirements necessary to make the payment. This policy will end on such date. However, if you are not the Annuitant and the Annuitant was your spouse and you are the primary Beneficiary, you may elect, in writing, to continue the policy with you as the new Annuitant.

3.7   What Happens If The Annuitant Dies After The Annuity Commencement Date?

      If the Annuitant dies after the Annuity Commencement Date, but before the end of the guaranteed period of the Income Payments, we will continue to make these payments to the Beneficiary for the remainder of the Income Payment period. No amount will be payable to a Beneficiary if the Annuitant dies after the end of an Income Payment period under any payment option.

3.8   What Happens If You Die Before The Annuity Commencement Date?

      If you are not the Annuitant, and if you die before the Annuity Commencement Date, when we have proof that you have died we will pay to the Beneficiary an amount equal to the greater of:

                  a)       the Accumulation Value of this policy, or

                  b) the sum of all Premium Payments paid for this policy, less the amount of any Partial Withdrawals and any Surrender Charges assessed, less any rider premiums, or

                  c) the Reset Value on the last Reset Anniversary of the policy, plus, since the last Reset Anniversary, any Premium Payments less any Partial Withdrawals and any Surrender Charges assessed on those withdrawals, less any rider premiums since the last Reset Anniversary.

       Payment will be made in a single sum or in accordance with the Beneficiary's election as provided for below. The Accumulation Value will be calculated as of the date we receive at our Home Office due proof of death and all requirements necessary to make payment. This policy will end on such

995-190
       date. However, if you are not the Annuitant and your surviving spouse is the primary Beneficiary, your spouse may elect in writing to become the new Owner of the policy.

3.9    What Happens If You Die After The Annuity Commencement Date?

       If you die before the Annuitant, we will make payment to the Beneficiary in an amount equal to the present value of remaining Income Payments under a fixed option or the current value of any amount remaining with us under a variable option if then available. That amount will be determined based on the method, interest rate and mortality table used to determine the monthly Income Payment.

3.10 Does A Beneficiary Have To Accept The Accumulation Value Of The Policy At Your Death?

       Upon receiving proof of your death, full payment will be made within 5 years after the date of your death, to the Beneficiary. Your Beneficiary is not required to accept the Accumulation Value of the policy if, while the Annuitant is alive, you or the Beneficiary (after your death), choose in a signed notice which gives us the facts that we need, to have all or part of this payment placed under the Life Income Payment Option or any other payment option for the Beneficiary. Payment under the option must be for the life of the Beneficiary or for a number of years that is not more than the life expectancy of the Beneficiary, at the time of your death (as determined for federal tax purposes), and must begin within one year after your death.

3.11   What Happens If Your Spouse Is The Beneficiary?

       If your spouse is the Beneficiary and you die before the Annuity Commencement Date, the policy may be continued with your spouse as the new Owner. If you are also the Annuitant, your spouse will become the new Annuitant. If your spouse chooses to continue the policy, no death benefit proceeds will be paid as a consequence of your death.

3.12   What Happens If A Beneficiary Who Is Receiving Income Payments Dies?

       Each remaining Income Payment will be made to those Beneficiaries in the same class who are alive when that payment becomes due. If no Beneficiary for any amount payable, or for a stated share, survives you, the right to this amount or this share will pass to your estate. If any Beneficiary dies at the same time as you, or within 15 days after your death, but before we receive proof of your death, we will pay any amount payable as though that Beneficiary died first.

3.13   What Happens If No Beneficiary Survives The Annuitant?

       If no Beneficiary for any amount payable is alive at the death of the Annuitant, the right to that amount or that share will pass to you or, in the case of your death, to your estate. Payment of the proceeds will be made in a single sum to your estate.

                                     SECTION FOUR - PREMIUM PAYMENTS

4.1    How Are Premium Payments Credited?

       If your application can be accepted as received, the initial Premium Payment will be credited within two Business Days after receipt. Additional Premium Payments will be credited to the policy as of the Purchase Date.

4.2 Are There Any Limitations Regarding The Amounts And Frequency Of Premium Payments?

       At any time before the Annuity Commencement Date, during the lifetime of the Annuitant or Owner, if you are not the Annuitant, and before settlement of the policy under the Income Payment of Policy Proceeds section, payments may be made at any interval and by any method we make available. The initial Premium Payment is the amount shown on the Policy Data Page. The minimum payment you can make, as well as the frequency of the premiums, as stated on the application for this policy, are shown on the Policy Data Page. We reserve the right to limit the dollar amount of any additional Premium Payment.

995-190

4.3        How Are Premium Payments Allocated To Investment Divisions?

           Premium Payments may be applied to one or more of the Allocation Alternatives shown on the Policy Data page or to any other Investment Division which may be established by us for this policy. Except for payments or portions of payments applied to the Fixed Account, the initial Premium Payment will be allocated in its entirety to the Cash Management Investment Division until 15 days after the Issue Date. Thereafter, it and all later Premium Payments will be allocated as requested unless subsequently changed by you.

4.4        May The Allocation Alternatives For Premium Payments Be Changed?

           The allocation for Premium Payments may be changed among the Allocation Alternatives beginning 15 days after the Issue Date shown on the Policy Data Page. You must tell us in a notice you sign which gives us the facts that we need, or by telephone in accordance with established procedures. Premium Payments received after the date on which we receive your notice will be applied on the basis of the new allocation. You must indicate what percentage of each Premium Payment to allocate to the Allocation Alternatives. The minimum amount of a Premium Payment that can be allocated to an Allocation Alternative is shown on the Policy Data Page. We reserve the right to limit the amount of a Premium Payment that may be allocated to any one Allocation Alternative.

4.5        May The Corporation Terminate This Policy?

           It may happen that no Premium Payment has been received for 2 or more years in a row and both (a) the sum of all Premium Payments for this policy, less any Partial Withdrawals and any Surrender Charges, and
           (b) the Accumulation Value, are less than $2,000. If so, we have the right, subject to any applicable state law or regulation, to terminate this policy by paying you the Accumulation Value in a single sum. We will notify you of our intention to exercise this right and allow you ninety (90) days to make a Premium Payment.

                        SECTION FIVE - ACCUMULATION VALUE

5.1        How Is Your Policy'S Accumulation Value Calculated?

           On any day on or before the Annuity Commencement Date, the Accumulation Value of this policy is equal to:

           a) the Fixed Accumulation Value, which is: the sum of Premium Payments and transfers allocated to the Fixed Account, plus interest credited on those Premium Payments and transfers, less transfers and any Partial Withdrawals from the Fixed Account, and less any Surrender Charges and Service Charges that may have already been assessed from the Fixed Account, plus

           b) the Variable Accumulation Value, which is: the sum of the products of the current Accumulation Unit value(s) for each of the Investment Divisions of the Separate Account multiplied by the number of Accumulation Units held in the respective Investment Division.

           The instances in which Surrender Charges will be assessed, and the amounts of those charges, is explained in Section Six herein.

           When you ask us, we will tell you how much Accumulation Value there is.

5.2        Are Service Charges Deductible From Your Policy?

           An annual Service Charge may be applicable as shown on the Policy Data Page. That charge, if any, will be deducted on the Policy Anniversary or the date of surrender.

995-190

             SECTION SIX - SURRENDER CHARGES, DISTRIBUTIONS, AND WITHDRAWALS

6.1        When Can You Surrender The Policy?

           At any time, on or before the Annuity Commencement Date, after this policy has an Accumulation Value, you may surrender it for the Accumulation Value, less any Service Charges or Surrender Charges that may apply. Surrender Charges are explained in Section 6.4.

6.2        When Can You Make A Partial Withdrawal From The Policy?

           After the policy has an Accumulation Value, you may request a Partial Withdrawal by sending us a written request at least thirty (30) days before the Annuity Commencement Date and while the Annuitant and Owner, if you are not the Annuitant, are alive. The Partial Withdrawal may be for a selected amount or a percentage of the Accumulation Value. The minimum amount you may withdraw is shown on the Policy Data Page. You must tell us how it is to be allocated among the Allocation Alternatives; however, if you do not specify which Allocation Alternatives, NYLIAC will withdraw the money on a pro-rata basis from each Allocation Alternative. A Surrender Charge which applies separately to each Premium Payment, as explained in
           Section 6.4, will be assessed as shown on the Policy Data Page, except as provided in Section 6.5. If your request for a Partial Withdrawal is greater than the amount in the Allocation Alternative(s), we will pay you the entire value of that Allocation Alternative(s), less any Surrender Charge that may apply.

6.3        When Will A Partial Withdrawal Or Surrender Be Processed?

           We will pay any Partial Withdrawal or surrender proceeds within seven
           (7) days after we receive all the requirements that we need. The surrender value to be paid will be determined on the date that we have received all such requirements. However, it may happen that the New York Stock Exchange is closed for trading (other than the usual weekend or holiday closing, or the Friday after Thanksgiving or Christmas Eve), or the Securities and Exchange Commission restricts trading or determines that an emergency exists. If so, it may not be practical for us to determine the investment experience of the Separate Account. In that case, we may defer payment of Partial Withdrawals or surrender proceeds.

           When permitted by law, we may defer payment of any Partial Withdrawal or full surrender request from the Fixed Account for up to six (6) months from the Partial Withdrawal or surrender request date. Interest will be paid on any amount deferred for thirty (30) days or more. This rate will be at least three and one half percent (3.5%).

           It may also happen that a request for a Partial Withdrawal would cause the total Accumulation Value of the policy to fall below $2,000. If so, we will not process the Partial Withdrawal request.

6.4        How Much Is The Surrender Charge?

           The amount of this charge, if any, will be a percentage, as shown on the Policy Data Page, of the amount withdrawn or surrender proceeds. The surrender charge will only apply to the amount withdrawn or the surrender proceeds, which, when added to the amount of all prior Surrender Charge free withdrawals occurring during the current Policy Year, exceed ten percent (10%) of the current Accumulation Value of the policy. However, if that portion of the Accumulation Value that represents the Premium Payment(s) to this policy are $100,000 or more, the Surrender Charge free amount is the greater of:

                  a) ten percent (10%) of the current Accumulation Value of the policy less any prior Surrender Charge free Partial Withdrawals made during the current Policy Year; or

                  b) that portion of the Accumulation Value that exceeds the total Premium Payments made to this policy.


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           In no event will the aggregate Surrender Charge applied under the policy exceed eight and one half percent (8.5%) of the total Premium Payments.

           For the initial Premium Payment, the Surrender Charge will be calculated from the Policy Date. For each subsequent Premium Payment, the Surrender Charge will be calculated from the Purchase Date of each Premium Payment. Therefore, for purposes of calculating the Surrender Charge for additional Premium Payments, the second Purchase Year begins on the first anniversary of that additional Premium Payment, the third Purchase Year begins on the second anniversary of that additional Premium Payment, and so on.

Once surrender charges have been assessed on an amount equal to the total Premium Payments made, no further surrender charges will apply.

6.5        Are Surrender Charges Ever Waived?

           Surrender Charges may be waived:

                  a) when proceeds are paid on the death of the Owner or the Annuitant;

                  b) for any Internal Revenue Service required minimum distributions from the Accumulation Value of this policy as calculated by us;

                  c)       for annuitization after the first year;

                  d) conditions specified in any riders or endorsements attached to and made a part of the policy;

                  e)       upon surrender of the policy during the first three
                           (3) policy years, to the extent that the surrender charge and the service charge may reduce the surrender value to be less than the initial Premium Payment allocated to the Fixed Account, providing no transfers have been made from the Fixed Account and no Partial withdrawals have been made from either the Fixed Account or the Investment Divisions of the Separate Account; or

                  f)       if NYLIAC cancels the policy.

                        SECTION SEVEN - SEPARATE ACCOUNT

7.1        How Is The Separate Account Established And Maintained?

           We have established and maintained the Separate Account under the laws of the state of Delaware. Any realized or unrealized income, net gains and losses from the assets of the Separate Account are credited or charged to it without regard to our other income.

7.2        How Are The Separate Account Assets Invested?

           The Separate Account invests its assets in shares of the Eligible Portfolios of the Fund. Fund shares are purchased, redeemed and valued on behalf of the Separate Account. The Separate Account is divided into Investment Divisions. We reserve the right to add or remove any Investment Division of the Separate Account.

7.3        To Whom Do The Assets In The Separate Account Belong?

           The assets of the Separate Account are our property. There are Separate Account assets which equal the reserves and other policy liabilities of the Separate Account. Those assets will not be chargeable with liabilities arising out of any other business we conduct. We reserve the right to transfer assets of an Investment Division, in excess of the reserves and other policy liabilities with respect to that Investment Division, to another Investment Division or to our General Account.

7.4        How Will The Assets Of The Separate Account Be Valued?

           We will determine the value of the assets of the Separate Account on each day during which the New York Stock Exchange is open for trading except for the Friday after Thanksgiving and Christmas Eve. The assets of the Separate Account will be valued at fair market value, as determined in accordance with a method of valuation which we establish in good faith. However, it

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
           may happen that the New York Stock Exchange is closed for trading (other than the usual weekend or holiday closing, or the Friday after Thanksgiving or Christmas Eve), or the Securities and Exchange Commission restricts trading or determines that an emergency exists. If so, it may not be practical for us to determine the investment experience of the Separate Account. In that case, we may defer transfers among the Investment Divisions and to the Fixed Account.

7.5        Can We Transfer Assets Of The Separate Account To Another Separate
           Account?

           Yes. We reserve the right to transfer assets of the Separate Account, which we determine to be associated with the class of policies to which this policy belongs, to another Separate Account. If this type of transfer is made, the term "Separate Account", as used in this policy, shall then mean the Separate Account to which the assets were transferred.

7.6        What Other Rights Do We Have?

           We also reserve the right, when permitted by law, to:

                  a) de-register the Separate Account under the Investment Company Act of 1940;

                  b) manage the Separate Account under the direction of a committee at any time;

                  c) restrict or eliminate any of the voting rights of policy Owners or other persons who have voting rights as to the Separate Account; and

                  d) combine the Separate Account with one or more other Separate Accounts.

7.7        Can A Change In The Objective Of The Fund Be Made?

           When required by law or regulation, an objective of the Fund can be changed. The objective of the Fund will not be changed unless approved by the appropriate insurance official of the state of Delaware or deemed approved in accordance with such law or regulation. If so required, the request to obtain such approval will be filed with the insurance official of the state or the district in which this policy is delivered.

7.8 If The Assets In The Separate Account Belong To Us, What Do Your Premium Payments Purchase?

           The interest of this policy in the Investment Divisions of the Separate Account prior to the Annuity Commencement Date is represented by Accumulation Units. The number of Accumulation Units purchased in an Investment Division will be determined by dividing the part of any Premium Payment or the part of any transfer applied to that Investment Division, by the value of an Accumulation Unit for that Investment Division on the transaction date. Premium Payments allocated to the Investment Divisions will be applied to provide Accumulation Units in those Investment Divisions.

7.9        How Is The Value Of An Accumulation Unit Determined?

           The value of an Accumulation Unit on any Business Day is determined by multiplying the value of that unit on the immediately preceding Business Day by the net investment factor for the Valuation Period. The net investment factor for this policy used to calculate the value of an Accumulation Unit in any Investment Division of the Separate Account for the Valuation Period is determined by dividing (a) by (b) and subtracting (c) from the result, where:

           a)     is the sum of:

                  1) the net asset value of a Fund share held in the Separate Account for that Investment Division determined at the end of the current Valuation Period, plus

                  2) the per share amount of any dividend or capital gain distributions made by the Fund for shares held in the Separate Account for that Investment Division if the ex- dividend date occurs during the Valuation Period.

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
                  b) is the net asset value of a Fund share held in the Separate Account for that Investment Division determined as of the end of the immediately preceding Valuation Period.

                  c) is a factor representing the mortality and expense risk fee, and administrative charges. This factor is equal, on an annual basis, to 1.4% of the daily net asset value of a Fund share held in the Separate Account for that Investment Division.

           The net investment factor may be greater or less than one (1); therefore, the Accumulation Unit value may increase or decrease.

7.10       CAN YOU TRANSFER BETWEEN INVESTMENT DIVISIONS AND TO THE FIXED
           ACCOUNT?

           Yes. Transfers of the Accumulation Value may be made between Investment Divisions of the Separate Account and to the Fixed Account.

7.11 HOW DO YOU TRANSFER THE ACCUMULATION VALUE BETWEEN INVESTMENT DIVISIONS AND TO THE FIXED ACCOUNT?

           If you want to transfer the Accumulation Value between the Investment Divisions or to the Fixed Account you must tell us in a notice you sign which gives us the facts that we need, or by telephone in accordance with established procedures.

7.12       ARE THERE LIMITS ON WHAT YOU MAY TRANSFER?

           Transfers must be made prior to thirty (30) days before the Annuity Commencement Date. The minimum amount that can be transferred is the lesser of the amount shown on the Policy Data Page or the value of all remaining Accumulation Units in the Investment Division. The Investment Division from which the transfer is being made must maintain the minimum balance as shown on the Policy Data Page after the transfer is completed. If, after a transfer, the value of the remaining Accumulation Units in an Investment Division would be less than the minimum, we have the right to include that amount as part of the transfer.

           There is no limit to the number of transfers that can be made; however, we reserve the right to apply a charge, as shown on the Policy Data Page.

           Transfers may not be made into the Fixed Account if there were transfers out of the Fixed Account within the six (6) month period prior to the transfer request, unless the transfer is part of a dollar cost averaging program that was in effect when the money was transferred from the Fixed Account.

           We reserve the right to limit the amount which may be transferred from the Investment Divisions to the Fixed Account.

                          SECTION EIGHT - FIXED ACCOUNT

8.1        WHAT IS THE FIXED ACCOUNT?

           The Fixed Account is supported by assets of the Corporation that are not segregated in any of the Separate Accounts of New York Life Insurance and Annuity Corporation. Premium Payments allocated to, or amounts transferred to the Fixed Account are credited with interest using a fixed interest rate. We will set an interest rate in advance, at least once a year. This rate will never be less than the guaranteed rate shown on the Policy Data Page. All Premium Payments applied to, or amounts transferred to, the Fixed Account receive the rate declared for that period for one year. Thereafter, the rate applicable to those amounts will change on the Anniversary of each Premium Payment or any part of a Premium Payment allocated to the Fixed Account, or for any amount transferred to the Fixed Account. The new rate will be the rate we declare, and is in effect on the anniversary of the Premium Payment or any part of that Premium Payment allocated to the Fixed Account or any amount transferred to the Fixed Account.

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
8.2        CAN TRANSFERS BE MADE FROM THE FIXED ACCOUNT TO THE INVESTMENT
           DIVISION?

           Yes. Each Policy Year you may make transfers from the Fixed Account to the Investment Divisions. Each transfer must be for an amount not less than that shown on the Policy Data Page and the sum of all such transfers in a policy year may not be greater than the maximum percentage shown on the Policy Data Page of the Accumulation Value in the Fixed Account at the beginning of that Policy Year. A minimum as shown on the Policy Data Page must remain in the Fixed Account. If after a transfer the Fixed Accumulation Value would fall below the minimum, the remaining amount will be allocated to the Investment Division(s) in the same proportion as the transfer request.

8.3        HOW WILL PARTIAL WITHDRAWALS AND TRANSFERS BE DEDUCTED FROM THE FIXED
           ACCOUNT?

           Partial Withdrawals and transfers will be made from the Fixed Account in the following sequence: first from the Accumulation Value in the Fixed Account attributed to the initial Premium Payment then from the Accumulation Value in the Fixed Account attributed to subsequent allocations and transfers in the order received.

                        SECTION NINE - GENERAL PROVISIONS

9.1        WHAT CONSTITUTES THE ENTIRE CONTRACT?

           The entire contract consists of this policy, any attached riders and endorsements, and the attached copy of the Application. Only our Chairman, President, Secretary, or one of our Executive Officers may change the policy and then only in writing. No change will be made in the contract unless you agree to it in writing. No Registered Representative is authorized to change this contract or to change or waive any provisions of this contract.

9.2 HOW IMPORTANT IS THE INFORMATION YOU PROVIDE ON THE APPLICATION FOR THIS POLICY?

           In issuing this policy, we have relied on the statements made on the Application. All such statements are deemed to be representations and not warranties. We assume these statements are true and complete to the best of the knowledge and belief of those who made them. No statement made in connection with the Application will be used by us to void the policy unless that statement is a material misrepresentation and is part of the Application.

9.3        WILL WE BE ABLE TO CONTEST THIS POLICY?

           We will not contest this policy after it has been in force during the lifetime of the Annuitant for two years from the Issue Date.

9.4        HOW ARE THE DATES REFERRED TO IN THIS POLICY MEASURED?

           Policy Years, months, and anniversaries are measured from the Policy Date, except where otherwise specified.

9.5        HOW IS A PERSON'S AGE CALCULATED FOR THE PURPOSE OF THIS POLICY?

           In this policy when we refer to a person's Age on any date, we mean his or her Age on the birthday which is nearest that date.

9.6        WHAT HAPPENS IF IN THIS POLICY WE REFER TO A PERSON'S AGE OR SEX
           INCORRECTLY?

           If a date on the Policy Data Page is based on an Age that is not correct we may change the date to reflect the correct Age. If the Age or sex of the Annuitant displayed on the Policy Data Page is not correct as stated, any amount payable under this policy will be what would have been purchased at the correct Age and sex. If payments were made based on incorrect Age or sex, we will increase or reduce a later payment or payments to adjust for the error. Any adjustment will include interest, at 3.5% per year, from the date of the wrong payment to the date the adjustment is made.

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
9.7        MAY YOU ASSIGN OR TRANSFER YOUR POLICY?

           While the Annuitant is alive, you may assign this policy or any interest in it. If you do this, your interest, and anyone else's is subject to that of the assignee. As Owner, you still have the rights of ownership that have not been assigned.

9.8        MAY THE ASSIGNEE CHANGE THE OWNER, ANNUITANT OR BENEFICIARY?

           No. An assignee cannot change the Owner, Annuitant or Beneficiary, and may not elect an alternative payment option. Any amount payable to the assignee will be made in a single sum.

9.9        HOW DO YOU ASSIGN THE POLICY?

           You must provide us with a copy of the assignment. We are not responsible for the validity of any assignment. Any assignment will be subject to any payment previously made by us or any other action we may take before we record the assignment.

9.10 ARE THE PAYMENTS MADE UNDER THE TERMS OF THIS POLICY PROTECTED AGAINST CREDITORS?

           Payments we make under this policy are to the extent the law permits, exempt from the claims, attachments, or levies of any creditors.

9.11       TO WHOM SHOULD PAYMENTS FOR THIS POLICY BE MADE?

           Any payments made to us by check or money order must be payable to New York Life Insurance and Annuity Corporation or NYLIAC. When asked, we will give a countersigned receipt, also signed by our President or Secretary, for any Premium Payment made to us.

9.12       HOW IS INTEREST CALCULATED?

           All guaranteed Accumulation Values referred to in this policy are based on interest compounded each year at the guaranteed rate shown on the Policy Data Page. Each value is at least as much as the value the law requires.

9.13       IS THIS POLICY SUBJECT TO ANY LAW?

           This policy is subject to all laws which apply.

9.14       ARE THERE ANY DIVIDENDS PAYABLE UNDER THIS POLICY?

           No. This is a non-participating policy; therefore, no dividends are payable.

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
NEW YORK LIFE INSURANCE
AND ANNUITY CORPORATION

Executive Office - 51 Madison Avenue
New York, NY 10010


A Stock Company Incorporated in Delaware
FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY

Monthly Income Payments Begin on the Annuity Commencement Date. Premiums May be Paid During the Annuitant's Lifetime. Benefits Based on the Performance of the Separate Account are Variable and are not Guaranteed as to Dollar Amount.

This Policy is Non-Participating.

995-190